UNITED STATES
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ELI LILLY AND COMPANY

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www.lilly.com

Direct Dial: (317) 276-5835	Eli Lilly and Company
Facsimile: (317) 277-1680	Lilly Corporate Center
E-mail: lootens.j.b@lilly.com	Indianapolis, IN 46285
U.S.A.

Phone 317 276 2000

March 16, 2009
Via Overnight UPS
Ann Yerger
Executive Director
Council of Institutional Investors
888 17th Street, N.W.
Suite 500
Washington, D.C. 20006-3310
Dear Ms. Yerger:
I am writing in response to your letter of February 17, 2009 regarding our shareholder proposal recommending elimination of the company’s supermajority vote requirements.
First, I apologize that, due to an oversight on my part, we did not reply to your letter of August 27, 2008. We advised our directors and corporate governance committee (which consists entirely of independent directors) and our board of the Council’s position on this matter. Over the course of two board meetings, the committee and the board engaged in a thoughtful and balanced analysis of the issues. The committee’s and board’s decisions were informed by management’s perspectives, outside expert advice, the differing views of our shareholders, and of course the board’s own experience and understanding of their fiduciary duties.
The board believes that it is not in the best long-term interests of all our shareholders to eliminate the supermajority vote provisions at this time. Our position is set forth in our proxy statement filed on March 9, 2009. For your convenience, I have enclosed a copy of the shareholder proposal and our response. I would like to add additional perspective on the matter.
I believe that Lilly’s corporate governance principles are aligned to a great extent with the principles supported by CII and its members. The subject area where the views are the most divergent is takeover protections — and even in this area, there are principles upon which I believe our board and many Council members would agree; specifically, (i) that some level of defenses can assist a board in improving outcomes for shareholders in an unsolicited takeover bid, and (ii) that the board must balance the benefits of protective measures (individually and in the aggregate) against actual or perceived drawbacks, including concerns that takeover protections may have the effect of shielding directors and management from accountability to shareholders for corporate performance. The challenge for directors — and our potential for divergent views — comes in determining where to strike the balance.

Answers That Matter.

Ms. Anne Yerger
March 16, 2009

The Lilly board has taken actions that would shift this balance significantly. This year we are seeking to eliminate the classified board. Notwithstanding that a classified board structure can be an effective takeover protection, the board is proposing that our shareholders eliminate it, largely because it is the one protection most subject to criticism as shielding directors and management from accountability for company performance. Similarly, in response to shareholder concerns, the board allowed our shareholder rights plan to expire in July 2008.
In another significant move that shifts the balance in favor of accountability to shareholders, in 2008 the board and shareholders approved majority voting for directors in uncontested elections, which will be effective beginning at this year’s annual meeting.
The board believes that eliminating the supermajority vote provisions in the current volatile, depressed market would not serve the best long-term interests of the shareholders. The pharmaceutical industry has extraordinarily long and costly product development cycles with high risks and high rewards. Success in this industry demands a clear long-term strategy, an unwavering commitment to innovation, and the ability to weather the inevitable peaks and valleys in product development and patent life cycles. In our analysis, large-scale consolidation in our industry has not resulted in superior operating performance or shareholder returns over the long term. Therefore, even under normal market conditions, it is important to the shareholders that a board be able to respond to an unsolicited approach from a position of strength. In today’s troubled market, it is even more important that a board have tools available to respond to opportunistic bids and protect the company’s ability to maximize long-term value for its shareholders.
Going forward, the board will continue to carefully assess the benefits and drawbacks of our governance structure and processes, taking into account our changing environment and always seeking governance that is in the best long-term interests of the company and its shareholders. We continue to welcome shareholder input on these matters, and look forward to a continuing dialogue with Council members on this or any other matters of interest.
If you have any questions, please don’t hesitate to contact me.
Very truly yours,
James B. Lootens
Secretary and Deputy General Counsel
JBL/mat
cc: Lilly Board of Directors